QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 6, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2003

THE BOEING COMPANY
(Exact name of registrant as specified in its charter)

Commission file number 1-442

Delaware	91-0425694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 N. Riverside, Chicago, IL	60606-1596
(Address of principal executive offices)	(Zip Code)

(312) 544-2000
(Registrant's telephone number, including area code)

Item 5. Other Events

        The Boeing Company (the "Company") sets forth below certain information regarding its quarter and year ended December 31, 2002. The financial information set forth herein is unaudited and does not reflect all reclassifications or changes in presentation that may be made in the financial statements to be filed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. In the case of 2002, the amounts we report following the completion of our audit may differ from the unaudited amounts presented herein.

        On January 30, 2003 The Boeing Company [NYSE: BA] reported net earnings of $590 million, or $0.73 per share, for the fourth quarter of 2002 on revenues of $13.7 billion. Reported net earnings for 2002 totaled $492 million, or $0.61 per share, on revenues of $54.1 billion. This reflects a $1.8 billion ($2.26 per share) non-cash charge recognized in the first quarter for a change in accounting for goodwill.

        As shown below, operating margins for 2002 were 7.2 percent. Operating earnings were down as a result of decreased commercial airplane deliveries, increased customer financing charges and higher commercial satellite production costs.

	2002	%	2001	%
	(pre-tax, $ in millions, except margin percent)
Earnings from Operations & Margins	$3,868	7.2	$3,896	6.7

        Fourth quarter 2002 earnings from operations were $1.039 billion compared to $245 million for fourth quarter 2002. Commercial Airplanes earnings decreased on lower deliveries partly offset by production efficiencies, while Military Aircraft and Missile Systems earnings were up on higher deliveries. Space and Communications earnings were down as commercial satellite losses offset growth and performance on other programs. Earnings from operations were favorably impacted by $36 million as Commercial Airplanes reversed previously recognized pre-tax charges related to the events of Sept. 11. This is the result of better than expected performance on valuation allowances, vendor penalties, and severance costs.

        Deferred stock compensation pre-tax expense decreased $9 million during the quarter due to the decline in the company's stock price from September 30 through December 31. This resulted in a $0.01 benefit to earnings per share. Pre-tax expense for share-based plans totaled $114 million and reduced earnings per share by $0.09. Netted together, consolidated stock compensation expenses lowered fourth quarter earnings per share by a total of $0.08.

        Cash and short term investment balances at year-end 2002 totaled $2.3 billion, up from $1.7 billion at the end of the third quarter and $0.6 billion at the end of 2001.

        As shown on the chart below, consolidated debt at year-end totaled $14.4 billion, up from $12.3 billion at the end of 2001. The Boeing Company ended the year with $4.4 billion of debt outstanding, similar to 2001. Boeing Capital Corporation debt increased to $9.4 billion to fund portfolio growth, and non-recourse customer financing remained at about $0.6 billion.

Year-End Debt Balances	2002	2001
	(billions of dollars)
The Boeing Company	$4.4	$4.4
Boeing Capital Corporation	9.4	7.3
Non-Recourse Customer Financing	0.6	0.6
Consolidated Total	$14.4	$12.3

Segment Results

        Boeing Commercial Airplanes:    During 2002, Commercial Airplanes moved to resize operations and remain profitable. Since September 2001 employment has been reduced by approximately 30,000 people (including Shared Services personnel) and airplane production rates cut in half.

Commercial Airplanes Operating Results	2002	%	2001	%	4Q02%		4Q01%
	($ in millions, except deliveries & margin percent)
Commercial airplane deliveries	381		527		86		144
Revenues	$28,387		$35,056		$6,349		$9,342
Earnings from operations (unit cost method)	$2,847	10.0	$2,632	7.5	$566	8.9	$82	0.9
Commercial Accounting Differences*	$(830)		$(721)		$(82)		($238)
Earnings from operations Program Accounting method**	$2,017	7.1	$1,911	5.5	$484	7.6	($156)	(1.7)

*
Commercial Airplanes calculates its earnings results using both unit cost and program accounting methods. Commercial Accounting Differences reconciles the two methods and is an element of the Accounting Differences/Eliminations line under "Earnings from operations" in the Business Segment Data page.

**
This is Commercial Airplanes' pre-tax contribution to reported Boeing company earnings from operations.

        In 2002, annual deliveries of commercial airplanes decreased 28 percent and revenues fell 19 percent. The impact of reduced revenues was significantly offset by strong operating performance.

        On a program accounting basis, Commercial Airplanes' operating earnings totaled $2.0 billion, resulting in a 7.1 percent margin in 2002. This compares to earnings of $1.9 billion in 2001, which reflects $908 million of charges related to the events of September 11.

        Fourth quarter results also reflect significantly fewer airplane deliveries. Deliveries of commercial airplanes in the quarter decreased 40 percent and revenues fell 32 percent.

        Commercial Airplanes received 67 gross orders during the quarter and 251 for the year from a broad cross-section of customers. Contractual backlog at quarter-end totaled $68.2 billion compared with $75.9 billion at the end of 2001.

Integrated Defense Systems:

        On July 10, 2002, Boeing announced the merger of its Military Aircraft and Missiles Systems, and Space and Communications businesses into Integrated Defense Systems. In 2002, the combined revenues of these segments increased 9.4 percent to $25.0 billion, up from $22.8 billion in 2001. Combined earnings from operations totaled about $2.0 billion in each year as profit growth on missile defense, integrated battlespace and platform programs was offset by commercial satellite losses, as well as higher investment in 767 tanker and 737 airborne early warning and control programs.

        Beginning in the first quarter of 2003 the company will no longer report results for Military Aircraft and Missile Systems, and Space and Communications. The company will enhance transparency by reporting consolidated Integrated Defense Systems results and the results of its four reporting segments: 1) Aircraft and Weapon Systems; 2) Network Systems; 3) Launch and Orbital Systems; and 4) Support Systems.

        Military Aircraft and Missile Systems:    Full year revenues rose 12 percent to almost $14 billion on higher C-17, F-15, F/A-18, and JDAM deliveries coupled with aerospace support volume growth. Operating performance measured by annual margins reached 11.8 percent.

Military Aircraft and Missile Systems	2002	%	2001	%	4Q02%		4Q01%
	($ in millions, except margin percent)
Revenues	$13,990		$12,451		$3,793		$3,446
Earnings from operations	$1,652	11.8	$1,346	10.8	$389	10.3	$278	8.1

        For the quarter, revenues rose 10 percent to $3.8 billion also driven by higher deliveries and aerospace support growth. Margins were affected by the increasing investment in the 767 tanker program.

        Major international and domestic program wins increased contractual backlog 20 percent in 2002 to $21.1 billion compared with $17.6 billion at the end of 2001.

        Space and Communications:    Space and Communications results for 2002 reflect continued growth in missile defense and integrated battlespace markets, offset by poor commercial space market conditions, commercial satellite factory cost and schedule performance, and increased investment to complete 737 Airborne Early Warning and Control (AEW&C) system design.

Space and Communications	2002	%	2001	%	4Q02%		4Q01%
	($ in millions, except margin percent)
Revenues	$10,967		$10,364		$3,219		$2,908
Earnings from operations	$357	3.3	$619	6.0	$170	5.3	$224	7.7

        Revenues in 2002 increased almost 6 percent to $11.0 billion on missile defense and integrated battlespace growth offset by lower commercial satellite, Delta II and NASA volume. Segment earnings and margins decreased to $357 million and 3.3 percent, respectively, due to higher commercial satellite and AEW&C costs and a $100 million write-down for an equity investment in Teledesic. Favorable offsets included performance on other programs and lower company-sponsored research and development expense.

        For the quarter, revenues rose almost 11 percent to $3.2 billion. Operating margins fell to 5.3 percent. During the period, favorable contract settlements offset commercial satellite cost growth. However, results were unfavorably impacted by a customer termination of a commercial satellite contract. Together, these three items reduced segment fourth quarter earnings by approximately $50 million.

        Contractual backlog at the end of the year increased 14 percent to $14.9 billion compared with $13.1 billion at the end of 2001 as the unit strengthened its position in key missile defense and integrated battlespace markets.

        Boeing Capital Corporation:    Boeing Capital Corporation financial results are summarized in the table below:

Boeing Capital Corp. Operating Results	2002	2001	4Q02	4Q01
	($ in millions)
Revenues	$994	$815	$276	$253
Earnings from operations	$482	$562	$139	$161
Financing related interest expense	$(410)	$(324)	$(113)	$(91)
Pre-Tax Income	$72	$238	$26	$70

        In 2002, Boeing Capital revenues increased 22 percent to nearly $1.0 billion as a result of portfolio growth, which was partially offset by lower lease and financing rates. Pre-tax earnings for the year totaled $72 million and reflect the downturn in commercial aviation.

        For the year 2002, Boeing Capital recognized non-cash charges totaling $194 million to increase the allowance for losses on receivables, as well as revalue certain investments and aircraft on operating lease. This includes $45 million recognized during the fourth quarter. As a result of the market environment, Boeing Capital increased its allowance for losses on finance leases and notes receivable to 3.5 percent of receivables, up from 2.4 percent at the end of 2001.

        As anticipated, Boeing Capital's finance portfolio grew more slowly in the fourth quarter to $11.8 billion compared with $11.5 billion at the end of the third quarter, and up from $9.2 billion at year-end 2001. Approximately 76 percent of Boeing Capital's portfolio is related to Boeing products and services, up from 70 percent at the end of 2001. New business volume and transfers of existing financing assets from the Boeing Company totaling $3.7 billion for the year were offset by asset run-off and depreciation of approximately $1.1 billion. Leverage, as measured by the ratio of debt-to-equity, at year-end 2002 was a conservative 5.7-to-1.

        Other Segments:    Other Segments consists chiefly of the Connexion by BoeingSM, Air Traffic Management, and Boeing technology units, as well as results related to the consolidation of all business units. Operating earnings in the Other Segment were $70 million lower than in 2001 primarily as a result of the charges taken in the third and fourth quarters related to customer financing activities, offset by lower spending on Connexion by Boeing.

        During the fourth quarter, Scandinavian Airlines System signed a Memorandum of Understanding and became the fourth customer for the Connexion by Boeing service. On January 15, 2003, Connexion by Boeing successfully began its planned commercial service demonstration on transatlantic Lufthansa flights.

        Boeing's Air Traffic Management (ATM) unit continued to build support during the quarter when a U.S. government commission called for a new air traffic management system similar to that envisioned by Boeing ATM. Additionally, ATM signed a joint development agreement with Air Traffic Control, The Netherlands, to develop and validate solutions to enhance operations at Amsterdam's Schiphol Airport.

        Pension Update:    The company measures its pension plan using a September 30 year-end for financial accounting purposes. During 2002, historically low interest rates and another year of negative plan investment returns caused the company to make adjustments to its pension assumptions. The discount rate, which is based on a point-in-time estimate as of September 30, was decreased from 7.00 percent to 6.50 percent, resulting in a higher estimated pension liability. In addition, the expected return on plan assets, which reflects expected performance over the long term, was lowered from 9.25 percent to 9.00 percent.

        Due to the higher pension liability and lower pension assets as of September 30, 2002, the company decreased its other comprehensive income equity balance by $3.6 billion at the end of 2002 to reflect the additional minimum liability under its pension plans. This after-tax equity charge did not impact cash or earnings and could reverse in future periods should either interest rates increase or market performance and plan returns improve.

        During 2002, the company recognized $537 million in earnings from operations from its pension plans compared with $785 million in 2001. In 2003, the company expects to recognize approximately $75 million of earnings from operations from its pension plans. In 2004, the pension impact to earnings will depend on market conditions, but based upon current assumptions, the company expects to recognize a non-cash pension expense estimated to range from $200 to $300 million.

        The company had no significant required pension funding in 2002 and does not expect significant requirements for 2003. However, it did contribute $340 million of cash funding in 2002 and expects to make additional discretionary funding contributions in 2003. Requirements in 2004 will depend upon market performance and other factors, but currently are expected to be approximately $1 billion.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements herein may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; the Company's successful execution of internal performance plans, price escalation, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense; the cyclical nature of some of the Company's businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company's SEC filings, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Forms 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

# # #

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
	2002	2001	2002	2001
	(Dollars in millions except per share data)
Sales and other operating revenues	$54,069	$58,198	$13,701	$15,702
Cost of products and services	45,499	48,778	11,371	13,331

	8,570	9,420	2,330	2,371
Income/(loss) from operating investments, net	(128)	93	(161)	21
General and administrative expense	2,534	2,389	626	676
Research and development expense	1,639	1,936	424	538
Gain/(loss) on dispositions, net	44	21	(2)	1
Share-based plans expense	447	378	114	99
Impact of September 11, 2001, charges/(recoveries)	(2)	935	(36)	835

Earnings from operations	3,868	3,896	1,039	245
Other income/(expense), net	42	318	4	38
Interest and debt expense	(730)	(650)	(194)	(173)

Earnings before income taxes	3,180	3,564	849	110
Income taxes	861	738	259	10

Net earnings before cumulative effect of accounting change	2,319	2,826	590	100
Cumulative effect of accounting change, net of tax	(1,827)	1

Net earnings	$492	$2,827	$590	$100

Basic earnings per share before cumulative effect of accounting change	$2.90	$3.46	$0.74	$0.13
Cumulative effect of accounting change, net of tax	(2.28)

Basic earnings per share	$0.62	$3.46	$0.74	0.13

Diluted earnings per share before cumulative effect of accounting change	$2.87	$3.41	$0.73	$0.12
Cumulative effect of accounting change, net of tax	(2.26)

Diluted earnings per share	$0.61	$3.41	$0.73	$0.12

Cash dividends paid per share	$0.68	$0.68	$0.17	$0.17

Average diluted shares (millions)	808.4	829.3	807.8	805.8

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

	December 31 2002	December 31 2001
	(Dollars in millions)
Assets
Cash and cash equivalents	$2,333	$633
Accounts receivable	4,988	5,156
Current portion of customer and commercial financing	1,289	1,053
Deferred income taxes	2,042	2,444
Inventories, net of advances and progress billings	6,112	6,547

Total current assets	16,764	15,833
Customer and commercial financing, net	10,922	9,345
Property, plant and equipment, net	8,765	8,459
Goodwill	2,760	5,127
Other acquired intangibles, net	1,128	1,320
Prepaid pension expense	6,671	5,838
Deferred income taxes	2,290
Other assets	2,969	2,044

	$52,269	$47,966

Liabilities and Shareholders' Equity
Accounts payable and other liabilities	$13,648	$13,225
Advances in excess of related costs	3,123	4,021
Income taxes payable	1,134	909
Short-term debt and current portion of long-term debt	1,814	1,399

Total current liabilities	19,719	19,554
Deferred income taxes		177
Accrued retiree health care	5,434	5,367
Accrued pension plan liability	6,271	555
Deferred lease income	542	622
Long-term debt	12,589	10,866
Shareholders' equity:
Common shares, par value $5.00—1,200,000,000 shares authorized; Shares issued—1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	2,141	1,975
Treasury shares, at cost—171,834,950 and 174,289,720	(8,397)	(8,509)
Retained earnings	14,262	14,340
Accumulated other comprehensive income	(4,027)	(485)
Unearned compensation		(3)
ShareValue Trust shares—40,373,809 and 39,691,015	(1,324)	(1,552)

Total shareholders' equity	7,714	10,825

	$52,269	$47,966

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31
	2002	2001	2000
	(Dollars in millions)
Cash flows—operating activities:
Net earnings	$492	$2,827	$2,128
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net	1,827	(1)
Share-based plans expense	447	378	316
Depreciation	1,256	1,441	1,317
Amortization of goodwill and intangibles	88	302	162
Amortization of debt discount/premium and issuance costs	12	9	1
In-process research and development expense			557
Non-cash investment/asset impairment charges	357	438
Other non-cash charges and credits, net	(17)
Customer and commercial financing valuation provision	219	42	13
Gain on dispositions, net	(44)	(21)	(34)
Changes in assets and liabilities —
Short-term investments			100
Accounts receivable	568	342	(1,359)
Inventories, net of advances and progress billings	445	258	1,039
Accounts payable and other liabilities	190	164	22
Advances in excess of related costs	(898)	504	1,387
Income taxes payable and deferred	905	(762)	726
Deferred lease income	(80)	622
Prepaid pension expense	(833)	(993)	(374)
Goodwill and other acquired intangibles		(1,494)
Accrued retiree health care	67	227	280
Other	(779)	(409)	(89)

Net cash provided by operating activities	4,222	3,874	6,192

Cash flows—investing activities:
Customer financing and properties on lease, additions	(3,090)	(5,073)	(2,571)
Customer financing and properties on lease, reductions	900	1,297	1,433
Property, plant and equipment, net additions	(848)	(1,169)	(932)
Acquisitions, net of cash acquired	(22)	(22)	(5,727)
Proceeds from dispositions	157	152	169
Contributions for investments	(505)	(96)	(320)
Proceeds from investments	140	142	70

Net cash used by investing activities	(3,268)	(4,769)	(7,878)

Cash flows—financing activities:
New borrowings	2,814	4,567	2,687
Debt repayments	(1,564)	(1,129)	(620)
Common shares purchased		(2,417)	(2,357)
Stock options exercised, other	67	79	136
Dividends paid	(571)	(582)	(504)

Net cash provided (used) by financing activities	746	518	(658)

Net increase (decrease) in cash and cash equivalents	1,700	(377)	(2,344)
Cash and cash equivalents at beginning of year	633	1,010	3,354

Cash and cash equivalents at end of year	$2,333	$633	$1,010

The Boeing Company and Subsidiaries
Business Segment Data
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
	2002	2001	2002	2001
	(Dollars in millions)
Revenues:
Commercial Airplanes	$28,387	$35,056	$6,349	$9,342
Military Aircraft and Missile Systems	13,990	12,451	3,793	3,446
Space and Communications	10,967	10,364	3,219	2,908
Boeing Capital Corporation	994	815	276	253
Other	544	413	183	71
Accounting differences / eliminations	(813)	(901)	(119)	(318)

Operating revenues	$54,069	$58,198	$13,701	$15,702

Earnings from operations:
Commercial Airplanes	$2,847	$2,632	$566	$82
Military Aircraft and Missile Systems	1,652	1,346	389	278
Space and Communications	357	619	170	224
Boeing Capital Corporation	482	562	139	161
Other	(424)	(354)	(136)	(160)
Accounting differences / eliminations	(406)	(368)	98	(101)
Share-based plans expense	(447)	(378)	(114)	(99)
Unallocated expense	(193)	(163)	(73)	(140)

Earnings from operations	$3,868	$3,896	$1,039	$245
Other income/(expense), net	42	318	4	38
Interest and debt expense:
Boeing Capital Corporation	(410)	(324)	(113)	(91)
Other	(320)	(326)	(81)	(82)

Earnings before income taxes	3,180	3,564	849	110
Income taxes	861	738	259	10

Net earnings before cumulative effect of accounting change	$2,319	$2,826	$590	$100

Effective income tax rate	27.1%	20.7%	30.5%	9.1%
Research and development expense:
Commercial Airplanes	$768	$858	$155	$236
Military Aircraft and Missile Systems	345	258	113	60
Space and Communications	397	526	117	151
Other	129	294	39	91

Total research and development expense	$1,639	$1,936	$424	$538

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

	Twelve Months				4th Quarter
Deliveries
	2002		2001		2002	2001
Commercial Airplanes
717	20		49	(10)	7	12
737 Next-Generation*	223	(2)	299	(5)	54	85	(2)
747	27	(1)	31	(1)	8	7	(1)
757	29		45		4	13
767	35	(1)	40		7	11
777	47		61		6	16
MD-11	—		2		—	—

Total	381		527		86	144
Military Aircraft and Missile Systems
F-15	3		—		1	—
C-17	16		14	(4)	4	5
F/A-18E/F	40		36		10	9
Apache (New Builds)	15		7		—	1
CH-47 (New Builds)	7		11		1	3
T-45TS	14		15		4	4
C-40	3		4		2	—
Space and Communications
Delta II	3		12		—	8
Delta IV	1		—		1	—
Satellites	6		7		2	1

*
Includes three intercompany C-40 aircraft for the full year 2002; none for the 4Q 2002; two for the full year 2001; one for the 4Q 2001 and one intercompany Project Wedgetail AEW&C aircraft for the 4Q 2002.

Note:    Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

	December 31 2002	September 30 2002	December 31 2001
	(Dollars in billions)
Contractual backlog
Commercial Airplanes	$68.2	$68.9	$75.9
Military Aircraft and Missile Systems	21.1	19.6	17.6
Space and Communications	14.9	14.5	13.1

Total contractual backlog	$104.2	$103.0	$106.6

Unobligated backlog	$34.7	$33.7	$27.5

Workforce	166,000	169,000	188,000

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE BOEING COMPANY (Registrant)
/s/ JAMES C. JOHNSON James C. Johnson Senior Vice President, Corporate Secretary and Assistant General Counsel Date: February 6, 2003

QuickLinks

  Item 5. Other Events
SIGNATURE